EXHIBIT 3.1

LENCO MOBILE INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

The undersigned, Michael Levinsohn and Thomas Banks, do hereby certify that:

1.           They are the chief executive officer and secretary, respectively, of Lenco Mobile Inc., a Delaware corporation (the "Corporation").

2.           The Corporation is authorized to issue 1,000,000 shares of preferred stock, none of which have been issued.

3.           The following resolutions were duly adopted by the board of directors of the Corporation (the "Board of Directors"):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 1,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 107,500 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.     Definitions.  Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement (as such term is defined below) shall have the meanings given such terms in the Purchase Agreement.  For the purposes hereof, the following terms shall have the following meanings:

"Alternate Consideration" shall have the meaning set forth in Section 7(c).

"Automatic Conversion" shall have the meaning set forth in Section 8.

"Business Day" means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of California are authorized or required by law or other governmental action to close.

"Certificate of Incorporation" means the certificate of incorporation of the Corporation.

"Change of Control Transaction" means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual, legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), or (ii) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers all or substantially all of its assets in a single transaction or a series of related transactions, or (iv) a replacement at one time or within a one year period of more than one-half of the members of the Corporation's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) Michael Levinsohn ceasing to beneficially own and control a number of shares of Common Stock that is greater than or equal to 50% of the Levinsohn Start Number; provided that for purposes of determining whether there has been a “Change of Control Transaction” within the meaning of this clause (v), (A) any shares of Preferred Stock, together with any shares of Common Stock acquired upon the conversion of any shares of Preferred Stock, shall be excluded from the number shares of Common Stock that Mr. Levinsohn is deemed to beneficially own and control and (B) with respect to any shares of Common Stock registered in the name of Rendez-Vous Management Limited (or any successor thereto), Mr. Levinsohn shall be deemed to beneficially own and control only that number of shares of Common Stock as are then distributable to the trust of which Mr. Levinsohn is a beneficiary, or (vi) Michael Levinsohn ceasing to be the Chief Executive Officer of the Corporation and remain actively engaged in the day-to-day management of the Corporation, or (vii) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (vi) above.

"Common Stock" means the Corporation's common stock, $0.001 value per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

"Common Stock Equivalents" means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

"Conversion Date" shall have the meaning set forth in Section 6(b).

"Conversion Price" shall have the meaning set forth in Section 6(c).

"EBITDA" means earnings before interest, taxes, depreciation and amortization, calculated for any period on the basis of net income plus (i) interest expense, (ii) taxes, (iii) depreciation, and (iv) amortization, each calculated in accordance with GAAP and as reported in the Corporation's financial statements included in its periodic reports filed under the Exchange Act; provided, however, that for purposes of this Certificate of Designation, EBITDA shall be further adjusted to eliminate the effect of non-cash expenses related to stock-based compensation and the beneficial conversion features of derivative instruments.  A schedule showing the method for calculating EBITDA is attached hereto as Annex A.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Fundamental Transaction" shall have the meaning set forth in Section 7(c).

"GAAP" means the accounting principles generally accepted in the United States.

"Holder" means a holder of Preferred Stock then outstanding.

"Junior Securities" means the Common Stock and all other Common Stock Equivalents and securities of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights, redemption rights or liquidation preference.

“Levinsohn Start Number” means 12,450,000 shares of Common Stock (as appropriately adjusted to take into account any stock dividend, stock split, combination or other similar recapitalization).

"Liquidation" means the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

"Notice of Conversion" shall have the meaning set forth in Section 6(b).

"Original Issue Date" means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

"Pablo Representative" means a Holder appointed from time to time (by notice delivered to the Corporation) by holders of a majority of the shares of Preferred Stock held by the Pablo Stockholders, which Holder shall initially be Pablo Enterprises LLC.

"Pablo Stockholders" means Pablo Enterprises LLC, a Delaware limited liability company, and its Affiliates.

"Preferred Stock" shall have the meaning set forth in Section 2.

"Purchase Agreement" means the Securities Purchase Agreement dated as of September 17, 2010, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

"Stated Value" shall mean the stated value per share of the Preferred Stock which shall be $100.00 plus accreted dividends, subject to adjustment for any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock.

"Trading Day" means a day on which the New York Stock Exchange is open for business.

"Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange.

Section 2.     Designation, Amount and Par Value.  The series of preferred stock shall be designated as the Series A Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be up to 107,500.  Each share of Preferred Stock shall have a par value of $0.001 per share.

Section 3.     Voting Rights.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of a meeting), each Holder shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such Holder are convertible as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law or by the other provisions of the Certificate of Incorporation, Holders shall vote together with the holders of Common Stock as a single class.  Notwithstanding the foregoing, the holders of Common Stock shall vote as a single class on any proposed increase or decrease to the number of authorized shares of Common Stock, and the Holders shall have no right to vote on such matter.  As long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, including the affirmative vote of the Pablo Representative to the extent that any of the Pablo Stockholders continue to hold Preferred Stock, either: (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking, as to distribution of assets upon a Liquidation or the payment of dividends or rights of redemption, senior to or otherwise pari passu with the Preferred Stock, or reclassify, alter or amend any class of stock that would render such other security, as to distribution of assets upon a Liquidation or the payment of dividends or rights of redemption, senior to or otherwise pari passu with the Preferred Stock, (c) amend its Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Preferred Stock, (e) declare or pay any cash dividend or distribution on or purchase or redeem any Junior Securities, (f) purchase or redeem (or permit any Subsidiary to purchase or redeem) any shares of Preferred Stock other than in accordance with Section 5 or Section 9 hereof or (g) enter into any agreement with respect to any of the foregoing.

Section 4.     Dividends.  Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 6.0% per annum payable quarterly on March 31, June 30, September 30 and December 31, beginning on the first such date after the Original Issue Date and on each Conversion Date (with respect only to Preferred Stock being converted), which dividends shall be accreted to, and increase, the outstanding Stated Value.  Dividends shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.  Dividends shall compound quarterly on March 31, June 30, September 30 and December 31, beginning on the first such date after the Original Issue Date.

Section 5.     Liquidation; Change of Control Transactions.

(a)   Upon any Liquidation, the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount for each share of Preferred Stock held by such Holders equal to the 100% of the Stated Value, plus any accrued dividends thereon that have not accreted to such share of Preferred Stock through the date of such Liquidation, plus such amount necessary to make the aggregate of all amounts paid with respect to such shares of Preferred Stock equal to an internal rate of return of 30% per annum from the Original Issuance Date until the date of the Liquidation, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  Except as set forth in Section 5(b) and Section 5(c) below, neither a Fundamental Transaction, nor a Change of Control Transaction nor a transaction in connection with an Automatic Conversion shall be deemed a Liquidation.  The Corporation shall mail written notice of any such Liquidation, not less than 30 days prior to the payment date stated therein, to each Holder.

(b)   In the event of a Change of Control Transaction occurring pursuant to clause (ii) or (iii) of the definition of Change of Control Transaction in Section 1 above, the Corporation shall redeem the shares of Preferred Stock of such Holder at a purchase price in cash equal to the greater of (i) the amount that would be payable to such Holder upon conversion of such Holder's Preferred Stock in accordance with Section 6 and Section 7(c), or (ii) the amount that would be payable to such Holder if the Change of Control Transaction is treated as a Liquidation and calculated in accordance with Section 5(a) above.

(c)   In the event of a Change of Control Transaction occurring pursuant to clause (v) or (vi) of the definition of Change of Control Transaction in Section 1 above, at any time on or after the occurrence of such Change of Control Transaction, each Holder may elect, in its sole and absolute discretion, to require the Corporation to redeem the shares of Preferred Stock of such Holder at a purchase price in cash equal to the greater of (i) the amount that would be payable to such Holder upon conversion of such Holder's Preferred Stock in accordance with Section 6, or (ii) the amount that would be payable to such Holder if the Change in Control Transaction is treated as a Liquidation and calculated in accordance with Section 5(a) above.  Any Preferred Stock that a Holder does not elect to have redeemed pursuant to Section 5(c) shall remain outstanding in accordance with the terms hereof.

Section 6.     Conversion.

(a)   Conversions at Option of Holder.  At the option of the Holder, each share of Preferred Stock shall be convertible, at any time and from time to time, from and after the earlier of (i) the second anniversary of the Original Issue Date and (ii) the date that the Corporation's EBITDA over the prior four fiscal quarters exceeds $15 million, in each case, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price.

(b)   Notice of Conversion.  Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex B (a "Notice of Conversion").  Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation (such date, the "Conversion Date").  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder.  The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue.  Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(c)   Conversion Price.  The conversion price for the Preferred Stock shall equal $1.50, subject to adjustment on the terms set forth herein (the "Conversion Price").

(d)   Mechanics of Conversion.

(i)   Delivery of Certificate Upon Conversion.  Not later than three Trading Days after each Conversion Date, the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock.

(ii)   Reservation of Shares Issuable Upon Conversion.  The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Preferred Stock hereunder.

(iii)   Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock.   As to any fraction of a share which a Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(iv)   Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of the Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7.     Certain Adjustments.

(a)   Stock Dividends and Stock Splits.  If the Corporation, at any time while the Preferred Stock is outstanding:  (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of the Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price, the "$0.03 per share" adjustments in Section 7(b) and the "less than $0.25" figure in Section 7(b) shall each be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)   EBITDA Target.  In the event that the Corporation's EBITDA for the 15 month period ended December 31, 2011 is $27 million or more, then no adjustment shall take place under this Section 7(b) and the provisions of this Section 7(b) shall expire.  If  the Corporation's EBITDA for the 15 month period ended December 31, 2011 is less than $27 million, and the Corporation's EBITDA for the 27 month period ended December 31, 2012 is less than $65 million, then the Conversion Price of the Preferred Stock that is outstanding at December 31, 2012 shall be reduced by $0.03 per share if the Corporation's EBITDA for such 27 month period is less than $65 million and by an additional $0.03 per share for each $1 million difference between the Corporation's actual EBITDA for such 27 month period and $65 million; provided however that that in no event shall adjustment pursuant to this Section 7(b) reduce the Conversion Price to less than $0.25.  For example, if actual EBITDA for the 27 month period ended December 31, 2012 proves to be $62.9 million, and the Conversion Price at such time is $1.50, then the Conversion Price would adjust by $0.09 to $1.41--$0.03 for being under $65 million, plus $0.03 for being under $64 million, plus $0.03 for being under $63 million.  The Corporation shall provide the Holders with written notice of the calculation of the Corporation's EBITDA for the 15 month period ended December 31, 2011 on or before March 31, 2012 and shall provide the Holders with written notice of the  calculation of the Corporation's EBITDA for the 27 month period ended December 31, 2012 on or before March 31, 2013.  In each case, the calculation of the Corporation's EBITDA shall be derived from the audited financial statements of the Corporation, shall set forth such calculation and the specific elements thereof in reasonably sufficient detail, and shall be attested to in writing by the Corporation's independent auditors.

(c)   Fundamental Transaction.  Other than in connection with an Automatic Conversion, and subject to Section 5(b) and Section 5(c) hereof, if, at any time while the Preferred Stock is outstanding, (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then, subject to Section 5(b) and Section 5(c) hereof, upon any subsequent conversion of the Preferred Stock, the Holders shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of Common Stock on an as converted basis (the "Alternate Consideration").  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Preferred Stock following such Fundamental Transaction.

(d)   Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e)   Notice to the Holders.

(i)   Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)   Notice to Allow Conversion by Holder.  If, subject to the other provisions of this Certificate of Designation, (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock any evidence of indebtedness, assets, rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that without prejudice to any rights that the Holders may have against the Corporation, the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  In the sole and absolute discretion of each Holder, such Holder is entitled to convert the then outstanding amount of the Stated Value of the Preferred Stock (or any part hereof) during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice.

Section 8.     Automatic Conversion.

(a)   Notwithstanding anything herein to the contrary, but subject to Section 8(b), if (i) the Corporation's EBITDA for the 15 month period ended December 31, 2011 is equal to or greater than $27 million, or (ii) the Corporation's EBITDA for the 27 month period ended December 31, 2012 is equal to or greater than $65 million, then, on such date, all then outstanding shares of Preferred Stock shall automatically convert into shares of Common Stock at the then effective Conversion Price, without any further action on the part of the Holders or the Corporation (an "Automatic Conversion").  All shares of Preferred Stock following an Automatic Conversion shall represent only the right to receive shares of Common Stock in exchange therefor.

(b)   An Automatic Conversion may only occur if the Common Stock, at the time of the conversion, is trading or quoted on a Trading Market and all of the shares issuable upon conversion of the Preferred Stock are listed or quoted for trading on such Trading Market.

Section 9.     Redemption.

(a)   At any time and from time to time after the fifth year anniversary of the Original Issue Date, the Corporation shall have the right, exercisable at its option, to redeem, on a pro rata basis in accordance with the number of shares of Preferred Stock owned by each Holder, all shares of Preferred Stock then held by a Holder for a redemption price, in cash, at a price equal to the Stated Value of the shares of Preferred Stock to be redeemed, plus any accrued dividends thereon that have not accreted to such shares of Preferred Stock, plus such amount necessary to make the aggregate of all amounts paid with respect to such shares of Preferred Stock equal to an internal rate of return of 30% per annum from the Original Issuance Date until the date of the redemption.

(b)   Before the Corporation can effect any redemption pursuant to this Section 9, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Stock, and shall cause to be delivered to the Holder at its last address as it shall appear upon the stock books of the Corporation, at least 30 calendar days prior to the date on which the Corporation intends to redeem the shares of Preferred Stock, a notice stating the date on which the Corporation intends to redeem the shares of Preferred Stock pursuant to this Section 9.  The Corporation shall honor any Notices of Conversion received by the Corporation from a Holder during the 30-day period commencing on the date of the notice through the date of redemption triggering such notice.

Section 10.   Miscellaneous.

(a)   Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation at 345 Chapala Street, Santa Barbara, California 93101, facsimile number (805) 456-2063, Attention: Chief Executive Officer, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 10 prior to 5:30 p.m. (Pacific time) on any Business Day, (ii) the next Business Day immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 10 on a date that is not a Business Day or between 5:30 p.m. and 11:59 p.m. (Pacific time) on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)   Lost or Mutilated Preferred Stock Certificate.  If a certificate representing shares of Preferred Stock is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate representing such shares of Preferred Stock, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction and upon receipt by the Corporation of an agreement to indemnify and hold the Corporation harmless with respect to such lost certificate.  Any Holder requesting a new certificate shall also pay any reasonable third-party costs associated with the issuance of such replacement certificate.

(c)   Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(d)   Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation.  Any waiver by the Corporation or a Holder must be in writing.

(e)   Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f)   Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g)   Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h)   Status of Converted or Redeemed Preferred Stock.  If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Preferred Stock.

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RESOLVED, FURTHER, that the chief executive officer, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation of Preferences, Rights and Limitations this  22ne day of September, 2010.

/s/ Michael Levinsohn Michael Levinsohn Chief Executive Officer	/g/ Thomas Banks Thomas Banks Secretary

ANNEX A

CALCULATION OF EBITDA

For purposes of Certificate of Designation, the Company's EBITDA shall be calculated for the relevant period as the sum of the following amounts:

Net Income

plus	Interest Expense

plus	Taxes

plus	Depreciation

plus	Amortization

plus	Non-cash Compensation expense

plus	Expenses related to Amortization of the Beneficial Conversion Features of derivative securities.

equals	EBITDA.

Where each of the amounts for Net Income, Interest Expense,  Taxes, Depreciation, Amortization, Non-cash Compensation, and Amortization of Beneficial Conversion Features of derivative securities are computed in accordance with GAAP, as such amounts are reported in the Company's financial statements included in its periodic reports filed under the Exchange Act., and are computed without duplication (e.g. amortization of Beneficial Conversion Features would not be counted a second time if it was already included in the calculation of EBITDA as an Amortization expense).

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ANNEX B

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock (the "Preferred Stock") indicated below into shares of common stock, $0.001 par value per share (the "Common Stock"), of Lenco Mobile Inc., a Delaware corporation (the "Corporation"), according to the conditions hereof, as of the date written below.  If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement (as such term is defined in the Certificate of Designation of the Preferred Stock).  No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________________________________________________
Number of shares of Preferred Stock owned prior to Conversion: _________________________________________________________
Number of shares of Preferred Stock to be Converted: _________________________________________________________________
Stated Value of shares of Preferred Stock to be Converted: ______________________________________________________________
Number of shares of Common Stock to be Issued: _____________________________________________________________________
Applicable Conversion Price: ____________________________________________________________________________________
Number of shares of Preferred Stock subsequent to Conversion: __________________________________________________________
Address for Delivery: __________________________________________________________________________________________
___________________________________________________________________________________________________________
___________________________________________________________________________________________________________

[HOLDER] By: ________________________________ Name: Title:

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